Exhibit 99.1

Annovis Announces First Patients Entered into Pivotal Phase 3 Study of Buntanetap for Early Alzheimer’s Disease

MALVERN, Pa., Feb. 5, 2025 – Annovis Bio Inc. (NYSE: ANVS) ("Annovis" or the "Company"), a late-stage clinical drug platform company pioneering transformative therapies for neurodegenerative diseases such as Alzheimer’s disease (AD) and Parkinson’s disease (PD), today announced that the first two patients have been entered into the pivotal Phase 3 study evaluating buntanetap in early AD.

"The launch of our highly anticipated AD study is a significant milestone in advancing buntanetap toward market approval and addressing the unmet medical need of millions of patients. Our previous trials have delivered compelling results, and we have meticulously designed a comprehensive protocol to evaluate both the symptomatic and potential disease-modifying effects of our drug candidate,” said Maria Maccecchini, Ph.D., Founder, President, and CEO of Annovis.

The Phase 3 trial is a randomized, placebo-controlled, double-blind study designed to evaluate the safety and efficacy of a daily dose of buntanetap in patients with early AD. The treatment will last for 18 months and will consist of two parts: a 6-month assessment of symptomatic effects followed by an additional 12-month evaluation of buntanetap’s potential disease-modifying effects. This Phase 3 protocol received FDA approval following positive data from our previous Phase 2/3 trial, which demonstrated significant cognitive improvement in a subgroup of patients with early AD and showed no safety concerns.

The Company has recently completed a public offering of 5,250,000 units consisting of one share of our common stock and one warrant to purchase one share of common stock for gross proceeds of $21 million securing the estimated funding for the initial 6-month portion of the study, while the 12-month phase is expected to be supported by additional capital from the warrant exercises.

"Alzheimer’s steals so much from individuals and their families, but with drugs like buntanetap, we aim to restore quality of life and bring hope to those affected. We are grateful to the community for their continuous support and to everyone who has contributed to making this trial a reality. As we embark on this new chapter, we are optimistic that this study will help redefine the future of Alzheimer’s treatment,” adds Melissa Gaines, SVP of Clinical Operations.

The study’s primary outcomes will include the assessment of cognition using the Alzheimer's Disease Assessment Scale-Cognitive 13 (ADAS-Cog13) subscale and functional ability using the Alzheimer's Disease Cooperative Study-Instrumental Activities of Daily Living (ADCS-iADL) scale.

Annovis anticipates enrolling over 750 participants across ~100 sites in the United States. The first two open sites that began recruiting include Conquest Research in Winter Park, FL and Advanced Memory Research Institute of New Jersey in Tom’s River, NJ, each managed by the dedicated teams of Malisa Agard, M.D. and Arun Singh, D.O., respectively. Detailed information about the trial is available at clinicaltrials.gov.

About Buntanetap

Buntanetap is a small, orally available molecule that targets neurodegeneration by inhibiting the translation of neurotoxic aggregating proteins and thereby impeding the toxic cascade. This improves axonal transport, synaptic transmission, and reduces neuroinflammation, ultimately restoring the health of nerve cells and brain function. By normalizing these pathways, buntanetap has the potential to reverse neurodegeneration and improve quality of life for patients.

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis is dedicated to addressing neurodegeneration in diseases such as AD and PD. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Investor Alerts

Interested investors and shareholders are encouraged to sign up for press releases and industry updates by registering for email alerts at https://www.annovisbio.com/email-alerts. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, the Company's plans related to clinical trials. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, those related to patient enrollment, the effectiveness of Buntanetap, and the timing, effectiveness, and anticipated results of the Company's clinical trials evaluating the efficacy, safety, and tolerability of Buntanetap. Additional risk factors are detailed in the Company's periodic filings with the SEC, including those listed in the "Risk Factors" section of the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are based on information available to the Company as of the date of this release. The Company expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:

Annovis Bio Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Scott McGowan

InvestorBrandNetwork (IBN)

Phone: 310.299.1717

www.annovisbio.com/investors-relations

IR@annovisbio.com